Exhibit 99.1

FOR IMMEDIATE RELEASE

United Insurance Holdings Corp. Appoints John F. Langowski III
as Vice President of Claims

St. Petersburg, FL - October 18, 2012: United Insurance Holdings Corp. (OTC: UIHC) (United or the Company), a property and casualty insurance holding company, today announced that its Board of Directors has appointed industry veteran John F. Langowski, III as its Vice President of Claims. In this newly created position, Mr. Langowski will be responsible for all aspects of the Company's claims function. Mr. Langowski will join United on November 5, 2012.

Mr. Langowski, 45, has over 22 years of industry-related experience, of which more than 10 years was spent at Fortune 100 companies that specialize in property and casualty insurance. Most recently, Mr. Langowski served as the Vice President and Chief Claims Officer for Cypress Insurance Group (Cypress); a Jacksonville, Florida based homeowners and business insurer with over 100,000 policies in force. While with Cypress, Mr. Langowski was responsible for all areas of property and casualty claims, personnel management, coordination with product management and underwriting for product development and improvement.

Mr. John Forney, Chief Executive Officer of United, stated, “We are excited to have a professional of John's caliber join United. We remain committed to enhancing all aspects of our claims process for our customers, while also strengthening our management team. We expect that John's knowledge and experience directing the claims departments at a wide variety of companies will provide immediate benefits to the Company.”

Background on Mr. Langowski

Prior to his tenure with Cypress, Mr. Langowski served as the Regional Director of Claims for Farmers Insurance Group (Farmers). While in this position, Mr. Langowski created and developed regional claims operations for Farmers that employed 50+ claims professionals and supervisors in multiple locations.

From 1997 to 2007, Mr. Langowski served as a claims manager and then associate claims director for Nationwide Insurance (Nationwide). While with Nationwide, Mr. Langowski was responsible for the management of property and casualty claims, coordination of state/regional catastrophe operations and the processing of homeowner and auto liability claims.

Mr. Langowski holds a B.S. in Business Administration, as well as Associate in Claims (AIC) and Associate in Management (AIM) designations. He is a U.S. Army Veteran.

About United Insurance Holdings Corp.

Founded in 1999, United Property and Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., writes and services property and casualty insurance in Florida, South Carolina, Massachusetts and Rhode Island. From its headquarters in St. Petersburg, United's team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United's premiums and policies.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
SEC Reporting Manager		Vice President
(727) 895-7737 / jrohloff@upcic.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Account Executive
(212) 836-9615 / tdowns@equityny.com